EXHIBIT 99.1

Preliminary Q2 2004 Results	1

Transcript of September 25, 2003

Conference Call

Key:	Robert:	Robert Stanton—CFO
	Oscar:	Oscar Rodriguez—President & CEO
	Operator:	Operator
	Name:	Name of person

Operator: Welcome to the Riverstone Network Second Quarter results conference call. At this time, all participants are in a listen only mode. Following today’s presentation, instructions will be given for the question and answer session.

If anyone needs assistance at any time during the conference, please press the * followed by the 0 for an operator.

As a reminder, this conference is being recorded. Today is Thursday, September 25th, 2003. I would now like to turn the conference over to Mr. Bob Stanton, Chief Financial Officer for Riverstone. Please go ahead, sir.

Robert: Thank you, and good afternoon. With me today is Oscar Rodriguez, Riverstone Network’s new Chief Executive Officer. We have issued our preliminary selected second quarter results press release over the wire at approximately 1:35 PM Pacific Time today.

The release is also available on our Website at www.riverstonenet.com. This call is being recorded and will be available for replay on our Website or through Thursday, October 2nd at 303-590-3000 under pass code 552775.

We expect today’s prepared remarks to take about 25 minutes. At the end of the prepared remarks, we’ll take a limited number of questions from the audience.

Before I turn the call over to Oscar, please note various remarks that we make on this call, including those about future products, plans, prospects, market trends, preliminary financial results, expectations regarding future financial results, actions to be taken, Riverstone’s belief as to the claims of default, and the effect of such claims, and the timing of any restatement and the filing of our form 10K and form 10Q, constitute forward-looking statements for the purposes of the safe-harbor provision under the private securities litigation reform act.

These forward-looking statements and all other statements that may be made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially, including changes in the scope and nature of and the outcome of the SEC investigation regarding the company’s accounting practices, the results and effect of the company’s accounting practices review, the impact of the restatement on the company’s financial results, the effect of a company’s failure to timely file its form 10K and

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10Q, and the ability of the company to file its form 10K and form 10Q, whether the company’s outstanding convertible notes are subject to accelerated repayment under the terms of the related indenture and the impact of any such repayment on the company or its business.

We refer you to our reports filed with the SEC and in particular to the section entitled “Risk Factors” in our amended current report in form 8K/A dated August 26, 2003, for additional information.

Now, I’d like to turn the call over to Oscar.

Oscar: Thank you, Bob. Good afternoon everyone and thank you for joining us. I would like to take this opportunity to introduce myself, give a view into my first 30 days on the job, update you on some of the actions I’m taking already, and why I came to Riverstone.

In addition, I will cover some of my current views of the opportunities for the Metro Networking marketplace and why I believe that Riverstone has the wherewithal to succeed.

I’d like to start off by giving you some insight into my background and why I feel qualified to take the helm at Riverstone and guide it through a successful turnaround. I’ve spent over 20 years in the communications and networking industry. I hold a bachelors degree in computer engineering and an MBA from the University of North Carolina at Chapel Hill. And I completed post-graduate work in strategic marketing at the Harvard Business School.

My background is product development and marketing, with specific focus in communications products and a development of large telecommunication systems. I’ve spent many years working hands-on in the areas of strategic marketing, product development, product portfolio management, customer service, manufacturing, direct executive sales and sales management.

As a consequence of progressive successes in companies ranging from small startup ventures to large multinationals, I’ve held multiple positions as president of various networking products and services companies.

As President and Chief Operating Officer of Arris Interactive, the market leader in cable telephony solutions for the top cable MSOs around the world, I led the transition from small company to large established supplier during the time of triple-digit growth.

At Nortel Networks, I held leadership positions, including the President of Nortel Networks Intelligent Internet and Enterprise Solutions Division, targeting both the service provider and enterprise marketplaces.

While at Nortel, I had the opportunity to drive the return to profitability of several businesses. As President of Nortel’s Intelligent Internet Division, which consisted of all Nortel’s wire line carrier data products, and all of Nortel’s enterprise

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data products, I had operating responsibility for the whole of Nortel’s data businesses such as the large-scale ATM Frame-Relay products, IP services products, routing products, VPN products, security products and optical Ethernet products which address the metro marketplace.

Consequently, I had the direct responsibility of turning around many portfolio businesses and ensuring that they delivered profitable and sustainable long-term business models.

It’s through this experience under fire in the last few years of the telecommunications industry and through my direct experience in delivering quality products and services to the foremost carrier and enterprise customers, that I believe I’ve developed the leadership skills and experience required to help Riverstone realize its full potential and deliver improved shareholder value.

Many people have asked me why I came to Riverstone Networks at this time, so I’d like to share this with you as well. As I’ll discuss later on the call, I believe that there is a clear need to enable the cost-effective evolution to Ethernet service capabilities in carrier networks today.

Because of this, I had followed the capabilities of Riverstone from a distance for several years and I’d come to know Riverstone as the leader in defining the metro switching marketplace.

Through the products deployed in major customers around the world, Riverstone had already established itself as the one vendor which was well positioned to deliver the cost-effective and highly featured solutions needed to enable service providers to deliver scalable metro Ethernet service.

In looking closer at Riverstone, I’m impressed with the potential in Riverstone’s diverse global customer base, the depth of its technology portfolio, both current and in development, and the talent of its employees.

Moreover, as one of the leaders in the metro marketplace, the company carries the experience and innovation to provide the scalable carrier-grade VPLS solutions needed to deliver the value customers require.

So I’m excited by the opportunity to align all these assets in order to build a company that sets a standard for delivering high value for all of its stakeholders.

In my first 30 days, I’ve had the opportunity to have some very frank and open discussions with customers and partners regarding the value Riverstone is delivering to them and our performance.

Our major customers such as this quarter’s top two, Korea Telecom and Telefonica, continue to be excited about our products and our solutions.

Other top customers this quarter included Marconi, Cox Communications, our OEM in China’s ZTE, and our Voice over IP

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partner Sonus Networks. They continue to deploy Riverstone products to provide high-speed Ethernet services to residential and business clients alike.

I have also had the opportunity to review some of the key processes and capabilities of the company and to gain an understanding of the issues in our business.

While this review is not yet complete, we are defining the critical changes which we believe we will need to turn the company around and are taking action. Some of the actions which we’ve taken include the following.

Number one, our board implemented governance guidelines which specified increasing the board size to bring in complementary talent and evolve the boards. Secondly, we now have a new code of conduct defined by the board of directors that will be signed by all employees. Thirdly, we have enacted mandatory training and compliance certification on key policies, including revenue recognition. We have also enacted a zero-tolerance policy for violations of company policy.

In addition to new management added to the staff, including myself as CEO, we’ve begun to search for a new Chief Financial Officer, a new Controller, and I plan to have a General Counsel on my direct staff.

Bob Stanton has agreed to stay on as CFO until the new CFO is in place and I will work with the successor — and will work with the successor to ensure a smooth transition.

At this point, I’d like to thank Bob for his service at Riverstone, and his assistance to the transition. There are several other key areas that I’m also concentrating on and currently working on.

In conjunction with our special committee of the board, which is conducting an interview of our accounting practices, I’m driving the activities required to bring our SEC filings current and with the objective of filing high-quality, accurate documents.

I’m also reviewing the internal business controls and systems infrastructure to identify the areas of improvement. In addition, I’m taking a hard look at our current spending levels in all areas of the business. For example, in Q2, we reduced our expense run rate through a significant reduction in force. The company intends to continue to take cost reduction measures to drive fiscal responsibility at every turn.

In my view, a successful turnaround is predicated on ensuring that the company has a long-term sustainable business model. This means striking the balance between short term fiscal responsibility and long-term profitability, with the goal of delivering real business value to customers.

In the telecommunications industry, this requires, number one, holding customer value as paramount. The company’s product solutions must provide customers with the right economic value proposition that enables them to realize their business models.

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Moreover, customers must have the confidence that the company will deliver quality and value as expected, long after the initial sale.

Number two, having the right product fit is absolutely key to success. This means having the best-in-class technology that’s designed to address a large and growing marketplace such as the developing metro Ethernet services marketplace.

Number three, is engaging effective channels to market. In order to realize the return on R&D investment, channels to market must be clear, they must be capable and diverse enough to reach the maximum customer base. For a company the size of Riverstone, it must have the ability to partner, to maximize market reach and derive additional value through alternate avenues to end markets.

Fourth, having a culture of execution. The company’s processes must work smoothly and effectively. Its systems must be integrated seamlessly and furthermore, the company must have a clear mission that eliminates distraction and it must foster a culture of execution and accountability.

Nothing less, and this is the fifth and in my mind, the utmost priority for the company, nothing less than the highest integrity. And that means that we must set the tone from the top at the highest — that the highest level of integrity is a requirement of doing business.

This must be demonstrated by every employee in all their interactions with customers, investors and all their employees.

It’s my belief that only through focus and execution guided by these principles, can a company make the right decisions and drive real shareholder value.

These overriding principles will form the basis for change at Riverstone. Now I’ll turn the call back to Bob for discussion of our fiscal Q2 ‘04 results.

Robert: Thanks, Oscar. As previously disclosed, the review of Riverstone’s accounting practices by a special committee of the board of the directors is ongoing. Riverstone is attempting to conclude its review and the restatement process, file its form 10K and form 10Q and issue any restatements promptly. But it presently cannot state with any certainty when this will occur. All statements made in this conference call represent current expectations and are based on preliminary, unaudited results, which are subject to change as a result of the company’s ongoing restatement process and its accounting practices review.

There can be no assurances that the restatement process and/or the accounting practices review will not result in a determination to revise these preliminary estimates provided in this conference call, or the previously announced preliminary results of the review, or to further restate the company’s financial statement.

Because the restatement process is ongoing, we have determined to only report our revenue range, net cash position for the quarter at this time.

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We believe that taking into account the impact of the restatement, our fiscal second quarter revenues will be in the range between $10 million and $12 million. As previously mentioned by Oscar, our top customers for the quarter included SNet who provide integration services of our product for Korea Telecom, Lan data System, who provide integration services of our product for Telefonica, and Marconi Communications who resells our product to various end customers.

We continue to have a healthy distribution of sales in our three major regions, the U.S., Europe, and Asia.

Q2 gross cash and marketable investments totaled $287.2 million. Our convertible debt outstanding is $131.8 million at face value. Less this debt, our Q2 net cash and marketable investments totaled $155.4 million.

Head count at the end of the quarter was 332 with 28 in Administration, 125 in Sales and Marketing, 156 in R&D and 23 in Operations and Manufacturing.

I would also like to update you on the status of our convertible bonds. On September 19th, 2003, the company filed a current report on form 8-K that stated, “Riverstone Networks has received a letter in which the trustees for the company’s 3.75% convertible subordinated notes due 2006, asserts that an event of default has occurred under the belated indenture as a result of Riverstone’s continual failure to file its form 10K as required by the indenture within 60 days of receiving notice from the trustees.”

The trustee also purports to declare all amounts owing on the notes and under the indenture to be immediately due and payable, and demands principal in the amount of $131,750,000, as well as interest, liquidated damages accrued to September 12th in the amount of $1,570,935.82.

Riverstone disputes the trustees position and has notified the trustee that the trustees failed to provide proper notice to commence the 60-day period and that therefore an event of default has not occurred. And the trustee is not entitled to declare any amount to be immediately due and payable.

Now, I’d like to turn the call back to Oscar for some remarks on his view of the marketplace.

Oscar: Thank you, Bob. Now I’d like to share with you my view of the metro switching marketplace and some of the fundamental drivers which I believe are behind the growing service provider market, including the role that Ethernet technologies will play and the increasing need for advanced metro Ethernet equipment.

Over the past 10 years, information networks have become an important part of how the world does business. The business world has come to rely on e-mail, EDI systems, CRM systems and the like to drive customer, supplier, employee and partner interactions in the global marketplace.

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We’ve become interdependent by means of information networks and this has driven our global productivity. In short, the Internet has really become serious business.

In today’s economic climate, enterprises around the world are searching for ways to drive down their cost and increase the productivity levels. IT costs associated with traditional connectivity models based on first-generation legacy packet networks are higher than many businesses can sustain.

The overhead to maintain support and manage complex router-based enterprise networks, which include the cost of expensive router experts, the high capital costs of enterprise routing equipment and the need to consolidate assets have left enterprises looking for a better lower cost and less complex way to connect.

In response, service providers worldwide are gearing up for new services to attract and retain customers and drive profitable revenue streams based on Ethernet technology. Service providers are turning to metro Ethernet services to lower the cost of doing business for the enterprise by controlling both capital and operational expenses.

In addition, with lower-cost infrastructure, metro Ethernet also lowers the cost of doing business for the service provider. The simplicity of Ethernet technology allows businesses to treat the Wide Area Network as if it were a Local Area Network, and thereby eliminate complex routers and the experts needed to run them.

At the same time, they can use the high bandwidth capabilities of newer metro Ethernet technologies to consolidate server assets and associated software licenses. And thereby, drive down both the operational and capital expenses associated with today’s high cost of connectivity.

This direction has been validated by several studies which show the market for scalable carrier grade equipment with key technologies such as VPLS — which is the next-generation Layer 2 VPN technology for the metro Ethernet space — is growing over the next several years.

Equipment with VPLS-based Ethernet technologies enable service providers to deliver cost-effective, high bandwidth Ethernet services in scale. With the right product value proposition, an experienced metro Ethernet switching equipment vendor can enable carriers to deliver metro Ethernet services while also leveraging their current packet-based infrastructures and evolve their networks to new services while preserving capital.

I believe Riverstone is this company. In closing, I’d like to say that I’m very pleased to be at Riverstone. The company has some issues in the business which we need to resolve. That’s clear. As such, we’re working diligently to deliver high quality

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accurate SEC filings and are driving to a sustainable business model.

It’s my belief that the company has the technical portfolio and the talent to deliver the products to enable service providers to develop high quality and profitable service delivery models and evolve their existing infrastructures. Furthermore, I believe that Riverstone is the only vendor which is uniquely positioned to provide scalable carrier-grade VPLS solutions that our customers require.

Over the coming quarters, I’m looking forward to sharing with you our progress at Riverstone and now I’ll turn the call back to Bob for a wrap up.

Bob: Thanks, Oscar. This concludes today’s call which will be available for replay in approximately one hour on our Website. HTP//ir.riverstonenet.com, as well as at 303-590-3000, pass code 552775.

Operator, if there are any questions at this point, we’ll happily take them.

Operator: Thank you sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the * followed by the 1 on your push-button phone. To decline from the polling process, please press the * followed by the 2. You will hear a three-tone prompt acknowledging your selection and your questions will be polled in the order they are received.

If you are using speaker equipment, you will need to lift the hand set before pressing the numbers. One moment please for our first question.

Matt Robison with Ferris Baker Watts, please go ahead with your question, sir.

Matt: Hi. Can you — why was the cash consumption about double what it was in the May quarter on similar revenue levels? And can you comment on your targets for headcount?

Bob: Yeah, hi Matt, this is Bob. The cash consumption was higher over the last quarter for several reasons. As you’re well aware, we continue fairly aggressive on our R&D prototype expenses around our new models that we’re working on, so there were expenses associated with that.

And the other thing is is that we continue as you probably — since you’ve been watching the company are aware, we’ve continued to collect cash at a much higher rate than to a certain extent our revenues have been, and at a certain point that sort of runs out of gas. So you get to a point where your cash collection ability comes down a little bit.

Now our cash collections this last quarter continue to be excellent, in fact, they exceeded revenues once again. But that certainly does put an impairment on — with regard to the cash burn.

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And then the final thing I’d mention is that within the cash burn, you have to understand that associated with the ongoing review that the company’s going through, there are significant legal and other expenses which we expect over time to be reimbursed by our insurance policy. However, at this point in time, we’re continuing to proxy them for repayment and I have to reflect that as a cash burn as well.

Matt: What’s the time frame to see the product cycle that you’re funding?

Bob: Oscar, do you want to talk about that or?

Oscar: So in terms of the product cycles, we continue to provide innovative solutions which include enhancements of existing products as well as new products that we have on the slate. So product cycles vary quite a bit from product to product. It also varies from application to application.

So typically in this market space, there are typical cycles of anywhere from 12 to 18 months. We are well down the road of several of those cycles.

Matt: Yeah, well we were expecting some things and around this time frame I thought.

Oscar: Yeah.

Matt: You were going to beef up some of the qualitative functions on the new 10-gig product lines and have — and so forth.

Oscar: Let me take that. We do have the XGS product line which we have introduced into the marketplace. The XGS product line actually is one of several members of a family which we’re developing. It’s the first product to hit the street and be deployed on customers.

Right now that’s been deployed, the deployment is going well and we expect that there will be more introductions of XGS family functions as we go forward.

Bob: So Matt, just to kind of add some color to that, as you’re aware, as we are focused primarily on the carrier market, when we bring new products to market, in addition to obviously the prototype expense internally, there’s also some time in terms of the testing cycle that the customer base wants. And in many cases we have to provide test units and as you can imagine, at the speeds we’re providing, we have to actually provide two of them so they can talk to each other.

And so that tends to be relatively cash consumptive as well. But obviously in the long run, we expect those to turn into revenue at some point in time.

Matt: Can you address the headcount inquiry?

Bob: Yeah, sure. I mentioned on the call that we were at 332. I guess you were asking is what were our targets on a go-forward. I think it’s only fair to give Oscar a little bit more time. He’s done obviously an incredible amount in the period of time he’s been here, but he continues to focus on the business

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and discuss our direction with our customers, as well as better understand our product road maps and whatnot.

And I think at the end of that, speaking for Oscar and I’ll let him speak here in a minute, my guess is that he’s going to determine whether or not the headcount is at the right level or not. Oscar?

Oscar: Yeah, Bob, that’s absolutely fair to say. We’re going to continue to — I’m going to continue to drive and understand the business better, understand where we need to go in the business and that may or may not dictate adjustments to the headcount.

Let me also just, going back to your first question, I just want to make sure that beyond the XGS that you’re well aware that we continue to drive innovation into our existing product set, the RS product set, which is an entire family of metro Ethernet switching products, continue to be enhanced. For example we’ve just released the new advanced services module the ASM module and the RS, and that’s designed to meet metro Ethernet form specifications for the latest generation of technologies for metro Ethernet.

So we have new products that are being developed absolutely true, we have an ongoing product set that’s being developed and continues to be a very viable part of the portfolio. Our customers have invested in it, and we continue to invest in it as well.

Matt: Thank you, look forward to meeting you Mr. Rodriguez.

Oscar: Likewise, thank you.

Bob: Thanks a lot, Matt. Operator, may we have the next question?

Operator: Certainly, our next question comes from Chet White with Meriman, Curhan and Ford.

Bob: Hi, Chet, how you doing?

Chet: Hi, very good. A couple of questions just to get a little additional color on the XGS series. So as I recall, you had kind of a niche version out and you were going to then add — which was focused a little bit on a simpler applications, and then you were going to add some features that brought into the realm of being effective for service provider.

Is that kind of what’s in front of you? Have you brought this second version out, the more advanced version of XGS or is it still on the come?

Oscar: Well actually we can say that we’re working on both of those. It’s an entire family of products. One of the key aspects of this type of product set is that we’re able to leverage the same code base going forward, and because of that, we’re able to actually add features and develop features almost simultaneously for the entire family of products.

So yes, the larger capacity one that you’ve been hearing about clearly before, is in development, is due to be out of development soon. The aspect of the whole concept of having an entire product family however is for them to share features, for

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them to be able to drive a common way of working and a common way for customers to deploy and provide the same code base, the same flexibility and clearly the same advanced MPLS and VPLS capabilities that the metro Ethernet marketplace really requires.

Chet: And is soon meaning sometime this year?

Oscar: We’re not ready to really divulge that at this point in time. Clearly we have a lot of work to be done in the product family, so I still need to make my assessments on where we are for the entire development environment and I’d rather not comment on that at this point.

Chet: Okay, and then two more quick ones. Bob, on EBIDTA burn this quarter, what was that roughly?

Bob: Chet, you know, I’m going to punt on this and I’ll tell you why. As we mentioned in the call, we’re right in the midst of getting our restatement moving along and as you can imagine, the number of entries and whatnot that need to be audited and approved by our auditors are fairly significant.

That’s one of the reasons why unfortunately we had to limit the numbers that we could really share on this call today to the ones that we felt that we had a fairly good handle on. I think as Oscar mentioned, he’s driving very hard on the whole process of getting us back and restated such that we can feel very comfortable giving the rest of the numbers out. But I’m going to be very cautious at this point and allow our auditors and our own internal folks to do what Oscar is demanding, which is really to prepare a very high-quality, very well researched documented restatement. And then once we get to that point, we’ll be obviously very excited about sharing that with you guys on the investor base.

Chet: Okay. And then one last one. On the service provider front, where do you see the business coming in for example as things get cleaned up, you get your products out, do you expect to see the U.S. turn on or just more Asia/Europe? Where do you see your opportunity over the next couple of quarters?

Oscar: Well, clearly there are RFPs and RFIs being issued around the world from different service providers looking at metro Ethernet. I believe that first we’re seeing some take off in Asia and EMEA. Clearly the whole concept of metro and metro Ethernet services is following the standards and the standards of deployments.

So my expectation is that we’re seeing EMEA and Asia first and then we’re seeing some investigations that are going on right now by the U.S. ILECs. So I’m going to take a wait-and-see attitude on how that really turns out.

Chet: Anything good to report on the government side?

Oscar: Well, we do have efforts into government sales. That continues to be a focus for us at this point in time. I really don’t have much more to report until I do a little more research on it.

Chet: Okay, thank you very much and glad to have you onboard.

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Oscar: Thank you.

Bob: Thanks, Chet. Operator we have time for I think one more question. Can you let another person in please?

Operator: Certainly sir. Our next question comes from Andy Schopick with Nutmeg Securities. Please go ahead sir.

Bob: Hey Andy, nice to hear from you.

Andy: Thank you and good afternoon. I just wanted to ask a question about the notification of this call. I only saw the press release crossing the Dow Jones literally 20 minutes before 5:00 Eastern Time. And I know I have not as of yet, received any e-mail about the call, I just happened to call the company, Bob, and spoke with Mary and got the dial-in number. How was the notification made?

Oscar: Oh, hey Andy, we sent a press release out, I believe it was what Monday or so, where we went ahead and said that we were having the conference call. I think it was Monday actually of last week, and it had the dial-in information and all the other IR information available.

I’ll apologize to you, Andy. I don’t recall you calling me, but — because I’ve been checking my e-mails but—

Andy: No, I only called when I saw this press release on the Dow Jones just before the call started.

Oscar: Oh, okay Andy. Yeah, again, we did put it out and it went out I’m pretty sure it was a week from last Monday. You could check, it’s — I actually checked on Yahoo because I wanted to check if the numbers were still good.

It was posted, I have it right here in front of me, September 15th at 8:30 AM, Eastern Time.

Andy: Okay. I definitely missed it.

Oscar: So it was out there Andy, but again, just stay in touch and we’ll try to make sure that you get it. And with regard to the e-mail thing, as we’re continuing to kind of look at our IR function in here and how we’re going to revamp it. So, we’ll definitely make sure that you’re [talkover]

Andy: Is Tracy still with the firm or has she gone now?

Oscar: No, Tracy has moved on and she’s trying to pursue another career. Hey thanks, a lot, Andy.

Andy: One other question, please. Board of directors, have there been any changes on the board, or any anticipated changes?

Oscar: There have been no changes on the board, I really can’t comment as to any anticipated changes.

Andy: Okay, thank you.

Bob: Thanks, Andy. All right Operator, thank you very much.

Operator: Thank you, sir. Ladies and gentlemen, this does conclude the Riverstone Networks Second Quarter Results conference call. If you would like to listen to a replay of today’s conference, you may dial 1-800-405-2236, followed by an access code of 552775. Once again, to listen to a replay of today’s conference you may dial 1-800-405-2236, followed by access code of 552775. We thank you for your participation and you may now disconnect.